Exhibit 99.1

February 19, 2008

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Nine is scheduled to commence on May 1, 2008 and is expected to continue for several years.  Your clients will receive the following letter with their March 1, 2008 distribution.  Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736 x140.

March 1, 2008

Re:  ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Investor:

We are writing to notify you that the Liquidation Period for Fund Nine is expected to commence on May 1, 2008 and is expected to continue for several years. In accordance with Fund Nine’s Operating Agreement, during the Liquidation Period, Fund Nine will begin the gradual, orderly termination of its operations and affairs, and liquidation or disposition of its equipment, leases and financing transactions.

During the Liquidation Period you will receive distributions that are generated from net rental income and equipment sales when realized. In other words, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as the portfolio winds down and assets are sold. In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

Our management team has a track record of realizing a premium to book value in the liquidation of investments. We are therefore optimistic that we will be able to maximize the value of Fund Nine’s assets during the Liquidation Period.  We would also like to take this opportunity to thank you for your investment in Fund Nine.  Should you have any questions, please do not hesitate to call our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp.

ICON Capital Corp.                                                                   150 Grossman Drive                                                           Braintree, MA 02184